Exhibit 6

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	March 31, 1998
Date of Report	May 28, 1998

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	May 28, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	May 28, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

MARCH 31

(expressed in U.S. dollars)

	1998	1997
ASSETS
CURRENT
Cash	$388,809	$544,330
Accounts receivable	487,499	588,922
Inventories	380,102	313,689
Prepaid expenses	23,171	20,613

	1,279,581	1,467,554
CAPITAL ASSETS	172,839	303,802
OTHER ASSETS	537,738	618,768

	$1,990,158	$2,390,124

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$526,365	$490,619
Current portion of long-term debt	2,071,361	1,733,154

	2,597,726	2,223,773
LONG-TERM DEBT	2,034,757	2,125,087

	4,632,483	4,348,860
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	(15,990)	35,708
Deficit	(29,993,950)	(29,362,059)

	(2,642,325)	(1,958,736)

	$1,990,158	$2,390,124

Approved by the Directors:

Director: signed “Ian Tostenson”

Director: signed “Bill Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	1998	1997	1996
INCOME
Sales	$2,428,767	$2,756,228	$2,314,772
Cost of sales	1,265,030	1,321,429	1,405,381

	1,163,737	1,434,799	909,391

EXPENSES
Sales and marketing	966,511	1,057,933	925,772
Administration	489,418	485,946	424,156
Research and development	68,218	69,741	56,064
Interest on long-term debt	256,007	232,425	232,264

	1,780,154	1,846,045	1,638,256

Loss from operations	616,417	411,246	728,865
Other income - net	(38,649)	(72,513)	(17,774)

Loss for the period	577,768	338,733	711,091
Deficit, beginning of period	29,416,182	29,023,326	28,117,944

Deficit, end of period	$29,993,950	$29,362,059	$28,829,035

Loss per share	$0.15	$0.09	$0.18

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	1998	1997	1996
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(577,768)	$(338,733)	$(711,091)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	187,296	208,203	277,125
Amortization of discount on long-term debt	215,764	192,087	195,814

	(174,708)	61,557	(238,152)
Net change in working capital items (Note 2):	(53,467)	(103,856)	280,265

	(228,175)	(42,299)	42,113

FINANCING ACTIVITY
Principal payment on debt and capital leases	(26,675)	(25,845)	(35,673)

INVESTING ACTIVITY
Purchase of capital and other assets	(51,990)	(51,409)	(25,939)

INCREASE (DECREASE) IN CASH	(306,840)	(119,553)	(19,499)
Effect of exchange rate changes on cash	(652)	(2,820)	5,073
CASH, BEGINNING OF PERIOD	696,301	666,703	669,224

CASH, END OF PERIOD	$388,809	$544,330	$654,798

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$40,724	$39,954	$36,535

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

March 31, 1998

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended March 31, 1998 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principles generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial position of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1997.

1.	SHARE CAPITAL

	Nine Months Ended March 31, 1998	Nine Months Ended March 31, 1997
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	3,979,815

Incentive Stock Options

The Company has granted options to purchase a total of 260,000 common shares at a price of Cdn $.25 of which 245,000 shares expire May 3, 2006 and the remaining 15,000 shares expire July 9, 2006.

Warrants

No warrants were granted during the nine months ended March 31, 1998.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1998	1997	1996
Net change in:
Accounts receivable	$194,813	$(84,413)	$10,939
Inventories	(94,025)	50,067	159,308
Other assets	13,960	77,488	132,104
Accounts payable	(168,215)	(146,998)	(22,086)

	$(53,467)	$(103,856)	$280,265

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

March 31, 1998

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collaterlized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it chose to do so. Also included in long-term debt are five installments of $145,000, $144,000, $303,877, 319,070, and $335,024 on the non-interest bearing note which were due on January 31, 1995, July 31, 1995, January 31, 1996, January 31, 1997, and January 31, 1998 respectively. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	SUBSEQUENT EVENT

On May 1, 1998 the Company acquired all of the assets related to the soft line of contact lenses from AC Contact Lens Inc. for a 6%, 36 month, royalty payment on net sales of the acquired products with a minimum quarterly payment of $6,300. The products are sold under the SOF-FORM® trade name and historically contribute approximately $500,000 of annual net revenue. The acquisition enhances the Unilens product line with the addition of a toric lens, as well as custom spherical lenses.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	March 31, 1998
Date of Report	May 27, 1998

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	May 27, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	May 27, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 1998

(expressed in U. S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the nine months ended March 31, 1998.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the nine months ended March 31, 1998 were:

	Sales and Marketing	Administration
Consulting fees	$62,797	$113,167
Bad debts	—	59,847
Depreciation and amortization	4,427	78,306
License, taxes and regulatory fees	—	47,763
Office, insurance and supplies	16,023	165,541
Professional fees	—	30,127
Promotion and advertising	190,506	—
Rental and utilities	22,788	234,262
Travel and entertainment	72,102	17,128
Wages and benefits	476,737	175,122
Allocated expenses	121,131	(431,845)

	$966,511	$489,418

Cost of Sales:
Cost of Sales for the nine months ended March 31, 1998.

Payroll and Benefits		$463,964
Raw materials and Supplies		477,126
Allocations and Other Expenses		323,940

		$1,265,030

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER. $10,500

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended March 31, 1998.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended March 31, 1998.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 1998

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT MARCH 31, 1998

See Note 1 to the consolidated financial statements for the nine months ended March 31, 1998.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT MARCH 31, 1998

See Note 1 to the consolidated financial statements for the nine months ended March 31, 1998.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT March 31, 1998

See Note 1 to the consolidated financial statements for the nine months ended March 31, 1998.

d)	DIRECTORS AS AT MARCH 31, 1998

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

MARCH 31, 1998

(expressed in U. S. dollars)

OPERATING ACTIVITIES

During the nine month period ending March 31, 1998 the Company experienced a 12% reduction in sales, as compared to the same period in the prior year, primarily due to significant competition in the multifocal marketplace as well as the entrance of several lower priced competitor products. Gross margins during the current period declined by 4%, to 48% from the percentage achieved in the same period during the previous year. This decrease was primarily due to (i) the lower sales which resulted in idle production capacity, (ii) the increased costs associated with compliance with the new United States federal quality system regulations, and (iii) the establishment of additional quality systems necessary to obtain European quality certification. Sales and marketing expenses were down 9% primarily due to reduced sales commissions, while administrative expenses increased less than 1% primarily due to an increase in the reserve for bad debt.

On May 1, 1998 the Company acquired all of the assets related to the soft line of contact lenses from AC Contact Lens Inc. for a 6%, 36 month, royalty payment on net sales of the acquired products with a minimum quarterly payment of $6,300. The products are sold under the SOF-FORM® trade name and historically contribute approximately $500,000 of annual net revenue. The acquisition enhances the Unilens product line with the addition of a toric lens, as well as custom spherical lenses.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of Company news and information.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $228,175 was recorded for the nine months ended March 31, 1998 primarily due to (i) the costs associated with the build up of new product inventory (Unilens 38® launched November 1997), (ii) a reduction in accounts payable liability, and (iii) increased costs of production associated with the new quality systems. During January of 1998 the Company reduced headcount by 14% and instituted other cost containment initiatives necessary to return the Company to at least break even cash flow based on current revenue trends. The full impact of the cost containment initiatives will be realized during the quarter ending June 30, 1998. There were no significant financing activities during nine months ended March 31, 1998.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at March 31, 1998. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the 1998 fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.